JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities — Auto-Callable with Leveraged Upside Participation, Contingent Absolute Return and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 16, 2027

Fact Sheet dated December 2, 2025 to Preliminary Pricing Supplement dated December 2, 2025

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Fund:	iShares® Bitcoin Trust ETF (Bloomberg ticker: IBIT)
Pricing Date[1]:	December 12, 2025
Issue Date[1]:	December 17, 2025
Final Calculation Day[1,2]:	December 13, 2027
Stated Maturity Date[1,2]:	December 16, 2027
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the fund closing price of the Fund on the call date is greater than or equal to the starting price, the securities will be automatically called, and on the call settlement date, investors will receive the principal amount plus the call premium.
Call Premium:	At least 30.00% of the principal amount (the actual call premium will be provided in the pricing supplement)
Call Date[1,2]:	December 17, 2026
Call Settlement Date[1,2]:	Three business days after the call date
Maturity Payment Amount:

If the securities are not automatically called on the call date, the “maturity payment amount” per security will equal:

•      if the ending price is greater than the starting price:

$1,000 + ($1,000 × fund return × upside participation rate);

•      if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:

$1,000 + ($1,000 × absolute fund return); or

•      if the ending price is less than the threshold price:

$1,000 + ($1,000 × fund return)

Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the final calculation day
Upside Participation Rate:	150%
Absolute Fund Return:	The absolute value of the fund return
Threshold Price:	75% of the starting price
Fund Return:	(ending price – starting price) / starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48136LE39
Fees and Commissions:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 1.75% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.20% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement or early acceleration

Hypothetical Payout Profile*

120%
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
150% of fund return
call date (call premium 30.00%)
100% of the absolute fund return for decrease of not more than 25%
-25%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Fund Return at Maturity
Hypothetical Security Return at Maturity
Hypothetical Fund Return
Hypothetical Call Premium

*Assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the fund closing price of the Fund on the call date significantly exceeds the starting price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the Fund at the upside participation rate or earn any positive return from any depreciation of the Fund due to the absolute fund return feature.

If the securities are not automatically called and the ending price is less than the threshold price, you will have full downside exposure to the decrease in the price of the Fund from the starting price and will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $945.40 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $900.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/19617/000121390025117200/
ea0268170-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum and product supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•      If the Securities Are Not Automatically Called and the Ending Price Is Less Than the Threshold Price, You Will Lose More Than 25%, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•      If the Securities Are Not Automatically Called, Your Potential for a Positive Return from Depreciation of the Fund Is Limited.

•      If the Securities Are Automatically Called, the Return on the Securities Will Be Limited to the Call Premium.

•      You Will Be Subject to Reinvestment Risk.

•      We May Accelerate Your Securities if a Liquidation Event Occurs.

•      The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•      As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•      Volatility Risk

•      The Benefit Provided by the Threshold Price May Terminate on the Final Calculation Day.

•      No Interest Payments or Rights With Respect to the Fund or Its Underlying Asset.

•      Lack of Liquidity

•      The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•      The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•      Potential Conflicts

•      The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•      The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•      The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•      The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•      Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•      Many Economic and Market Factors Will Impact the Value of the Securities.

•      The Fund Is Not an Investment Company or Commodity Pool and Will Not Be Subject to Regulation Under the Investment Company Act of 1940, As Amended, or the Commodity Exchange Act.

•      There Are Risks Associated with the Fund.

•      The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Fund Underlying Index As Well As the Net Asset Value Per Share.

•      Limited Trading History

•      The Anti-Dilution Protection Is Limited and May Be Discretionary.

•      The Securities Are Subject to Risks Relating to Bitcoin and the Bitcoin Network.

•      Any Payment on the Securities Will Depend upon the Performance of the Fund and Therefore the Securities Are Subject to the Risks Associated with the Fund, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.